SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8 (a) OF THE
                         INVESTMENT COMPANY ACT OF 1940



     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, as amended, and in connection with such notification of registration submits the following information:

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Name:

                         Quadrant Fund, Inc.

   Address of Principal Business Office (No. & Street, City, State Zip Code):

                           Quadrant Fund, Inc.
                           One Liberty Plaza
                           165 Broadway, 36th Floor
                           New York, New York  10006-1404


Telephone Number (including area code):

                           (800) Hyperion

Name and address of agent for service of process:

                           Clifford E. Lai, President
                           Quadrant Fund, Inc.
                           One Liberty Plaza
                           165 Broadway, 36th Floor
                           New York, New York  10006-1404

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8 (b) of the Investment Company Act of 1940, as amended, concurrently with the filing of Form N-8A:

                                    YES   X          NO   __
                                          -
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                                   SIGNATURES



     Pursuant to the requirements of the Investment Company Act of 1940, as amended, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and the State of New York on the 24 day of January, 2005.




                                   Quadrant Fund, Inc.
                                   (Name of Registrant)



                                   By     /s/ Clifford E. Lai
                                          _____________________________
                                   Name:  Clifford E. Lai
                                   Title: President


Attest: /s/ Daniel Kim
        _____________________________
Name:   Daniel Kim
Title:  Secretary




     The name Quadrant Fund, Inc. is the designation of the Director under the Articles of Incorporation dated October 18, 2004. The Registrant's Articles of Incorporation and any amendments thereto have been filed with the State of Maryland. The obligations of the Corporation are not personally binding upon, nor shall resort be had to, the private property of any of the Directors, shareholders, officers, employees or agents of the Corporation, but only the Corporation's property shall be bound.